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THE COMPANY HAS AMENDED AND RESTATED THE LAST SENTENCE OF SECTION 1 OF
ARTICLE VI OF ITS BYLAWS TO READ AS FOLLOWS:

"All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate, a new one may be issued therefor upon such terms and indemnity to the Corporation as the appropriate officers of the Corporation may prescribe."